Exhibit 10.11

SETTLEMENT AGREEMENT AND RELEASE

BETWEEN:

NINA MERCHANT, Businesswoman, of 1 Ocean Point Drive, West Vancouver, B.C. V7W 3G7

(“Merchant”)

AND:

PROTOX THERAPEUTICS INC., a company duly incorporated pursuant to the laws of British Columbia and having its registered office at 2900 — 550 West Georgia Street, Vancouver, BC V6C 0A3

(“Company”)

WHEREAS:

A.	Merchant has been employed by the Company as Senior Vice President, Development and Regulatory Affairs pursuant to an Employment Agreement dated January 1, 2006 (as amended) the (“Employment Agreement”);

B.	The Company gave notice to Merchant that her employment would end on April 18, 2011 subject to the following terms and conditions;

C.	Merchant has agreed to the terms and conditions of the termination of employment and has agreed to execute a full and final release.

IN CONSIDERATION of the conditions set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by each of the parties hereto, the parties agree as follows:

1.	Merchant’s current Employment Agreement will end on April 18, 2011 (the “Transition End Date”).

2.	Upon the Transition End Date, Merchant will receive all accrued, but unpaid days’ salary (as defined in the Employment Agreement), through to the Transition End Date.

3.	Merchant will receive a Bonus amount of $60,000 for the Fiscal Year 2010 and a bonus of 13,883 for the Fiscal Year 2011, to be paid on the Transition End Date.

4.	Merchant will receive any seemed but unpaid vacation for 2011, and any accrued but unpaid business expenses through to the Transition End Date. The amount of unpaid vacation is $6,704.98.

5.	Merchant will receive an amount of $240,000.00, representing 1.0x the Annual Base Salary, as defined in the Employment Agreement to be paid on the Transition End Date.

6.	All amounts paid are less the required statutory deductions.

7.	Merchant will waive any rights she may have under section 3.2 of the Employment Agreement.

8.	The Company, Merchant and Aries Biologics Inc. shall concurrently with this Settlement Agreement enter into a Consulting Agreement (the “Consulting Agreement”) under which Merchant and Aries Biologics Inc. will provide certain consulting services and have certain obligations to the Company.

9.	Merchant will be entitled to retain any shares beneficially owned. Any stock options are subject to the terms and conditions of the Employment Agreement and the Protox Stock Option Plan. Accordingly, all options held by Merchant as of the Transition End Date will vest as of the Transition End Date. The Company will permit Merchant to exercise any unexpired options until the earlier of: the original expiry date of such options; July 31, 2013; and 90 days after the date of an “Event of Default”. An Event of Default shall mean (a) any breach by Merchant of any obligations under the Employment Agreement, this Settlement Agreement, or the Consulting Agreement, which is not remedied after 14 days of notice of the breach unless the breach constitutes a material or fundamental breach in which case the Event of Default occurs immediately or (b) the termination of the Consulting Agreement.

10.	In lieu of health insurance benefits, Merchant will receive an amount of $24,000 , representing 10% of the Annual Base Salary, as defined in the Employment Agreement to be paid on the Transition End Date.

11.	Merchant will provide a resignation prior to the Transition End Date resigning as Senior Vice President, Development and Regulatory Affairs at the Company, and as a Director and Officer of related companies. Merchant understands and agrees that she will then be removed as an Officer of the Company.

12.	The Company will issue a press release announcing Merchant’s resignation., which will comply with disclosure • requirements under applicable securities law and policies. Merchant will be provided with an opportunity to review such press release and to recommend timely amendments, which will be considered by the Company.

13.

Merchant will immediately on the Transition End Date return all confidential information belonging to the Company and delete copies of all confidential information of the Company stored electronically on any computer or other device owned or controlled by Merchant, except as provided for in the Consulting Agreement Merchant will abide by the obligations contained in the Confidentiality and Inventions Agreement dated January 1, 2006.

14.	Merchant will promptly return all property of the Company in Merchant’s possession or control within 7 days of the Transition End Date, except as provided for in the Consulting Agreement

15.	Merchant will not compete with the Company for a period of 12 months immediately following the Transition End Date, in accordance with Article 4.2 of the Employment Agreement.

16.	Merchant will not solicit customers or employees of the Company, except her spouse, for a period of 12 months immediately following the Transition End Date, in accordance with Article 4.1 of the Employment Agreement.

17.	In the event that the Company determines that Merchant may have breached the restrictive covenants and corresponding obligations contained in Article 4 of the Employment Agreement, and Merchant does not cure such breach within 14 days of receiving written notice from the Company, the Company shall have the right to suspend any or all remaining payments and/or benefits, if any, referenced in this Settlement Agreement Such suspension of payments and/or benefits shall be in addition to, and shall not limit, any and all other rights and remedies available to the Company that the Company may have against Merchant.

18.	Merchant will be entitled to be reimbursed for an amount up to $7,500.00 for legal fees in relation to the settlement of the terms and conditions relating to Merchant’s resignation as Senior Vice President, Development -and Regulatory Affairs of the Company, and the negotiation of the Consulting Agreement.

19.	This Settlement Agreement and Release releases and settles any claims and differences between the parties, except in respect of the services provided in the Consulting Agreement, including without limitation any claims arising from Merchant’s employment with the Company or the notice given to her or any claims. that ‘could have been asserted in respect of the termination of her employment.

20.	The Company releases, acquits and forever discharges Merchant of and from any and all manner of actions, causes of action, suits, contracts, claims, complaints, damages, costs and expenses of any nature or kind whatsoever known to the Company to exist at the present time (or are reasonably foreseeable ) which, as against Merchant, the Company has or may have or may hereafter claim to have by reason of or arising out of his employment with the Company, the termination of his employment relationship with the Company, other than the Company does not release, acquit or forever discharge Merchant for any act of fraud, dishonesty, negligence, breach of fiduciary duty, misappropriation, or any misconduct defined in Section 52 of the Employment Agreement between Merchant and. the Company. For clarity, this release does not apply to the Consulting Agreement.

21.	The Company covenants not to make any negative or disparaging remarks about Merchant and Merchant covenants not to make any negative or disparaging remarks about the Company, or any of its subsidiary companies, affiliates, employees, officers, directors or consultants.

22.	The terms of the Agreement are strictly confidential and Merchant agrees not to disclose the terms of the Agreement except to her spouse, professional advisors, or as required by law.

23.	By this Agreement, Merchant intends to settle any claim that she may make against the Company and all its affiliated and related companies and subsidiaries and their officers, directors, employees and agents (the “Releasees”) for anything that has occurred up to the date of the execution of this Agreement.

24.	For the consideration set out in the Terms of Settlement, Merchant hereby releases and forever discharges the Releasees from all actions, causes of action and claims which she has had or have relating to her employment and the termination of her employment. Merchant specifically represents and warrants that she has no further claims arising out of her employment or its termination which specifically include but are not limited to any claims for notice, pay in lieu of notice, wrongful dismissal; constructive dismissal, severance pay, bonus, benefits, overtime, interest, vacation pay, stocks or options or any claims under the BC Employment Standards Act, BC Human Rights Code or BC Personal Information Protection Act, For clarity, this Release does not apply to the Consulting Agreement.

25.	For the consideration set out in the Terms of Settlement, Merchant agrees to indemnify the Releasees from all claims, charges, taxes, penalties or demands which may be made by Canada Revenue Agency requiring the Releasees to pay income tax, charges, taxes or penalties under the (Canada) Income Tax Act in respect of income tax payable by Merchant in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasees in respect of Merchant, in respect of any of the payments set out herein.

26.	Merchant understands and agrees that the consideration paid or to be paid is not an admission of liability by the Releasees.

27.	This Agreement shall be governed by and in accordance with the laws of British Columbia and Canada, and the parties hereby attain to the jurisdiction of the BC Supreme Court.

28.	All payments referred to in this Agreement are in Canadian currency, unless otherwise indicated in this Agreement.

29.	It is understood and agreed that Merchant has had the opportunity to obtain legal advice with respect to the execution of this Agreement and the terms of this. Agreement.

Merchant further confirms that she understands the meaning of. the terms of this Agreement and their effect, and the terms set forth in this Agreement are written in a language that she understands, and that she is executing this Agreement freely, voluntarily, and without duress.

30.	This Agreement may be executed in counterpart and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals.

SIGNED, SEALED AND DELIVERED by	)
NINA MERCHANT in the presence of	)
)
/s/ Tu Diep	)	/s/ Nina Merchant
	)	NINA MERCHANT
2746 Napier St. Vancouver, BC	)
Address	)
)
)

Director	)
Occupation:	)	DATED: 15th April, 2011

Protox Therapeutics Inc.	)
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)
)
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/s/	)
Authorized Signatory	)
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	)	DATED: 18th April, 2011